Exhibit 99.1
RC2 Corporation

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Corporation Reports 2006 Second Quarter Operating Results
Strong Organic Sales Growth in Children’s Toys and Infant Products;
Outlook for Year Remains on Track

Oak Brook, IL - July 25, 2006 - RC2 Corporation (NASDAQ:RCRC) today announced its results for the second quarter and six months ended June 30, 2006. Net income was $9.1 million or $0.43 per diluted share in the 2006 second quarter as compared with $9.8 million or $0.45 per diluted share in the year ago second quarter. Net income for the six months ended June 30, 2006 was $16.6 million or $0.78 per diluted share as compared with $17.6 million or $0.82 per diluted share for the six months ended June 30, 2005. The results for the second quarter and six months ended June 30, 2006 include approximately $1.1 million and $2.1 million respectively, in compensation expense for stock options which negatively impacted diluted earnings per share by $0.03 and $0.06, respectively. Results for 2005 do not include compensation expense for stock options. In addition, the Company incurred approximately $0.8 million and $1.0 million for the second quarter and six months ended June 30, 2006 respectively, in legal and settlement expenses related to litigation involving The First Years which preceded its acquisition by RC2. These expenses negatively impacted diluted earnings per share by $0.03 for both the quarter and six months ended June 30, 2006.

Second Quarter Operating Results
Net sales for the second quarter increased by 3.6% to $112.7 million compared with $108.8 million for the second quarter a year ago. The net sales increase was attributable to the increases in the children’s toys and infant products categories, partially offset by a decline in the collectible products category. (Refer to the attached supplemental sales reporting schedule.) Sales in the children’s toys category increased by 19.6%, primarily driven by the Bob the Builder, John Deere and Thomas & Friends toy product lines as well as Thomas & Friends and John Deere ride-ons. Sales in the infant products category increased by 10.0%, primarily driven by the Take & Toss® toddler self-feeding system. As expected, sales in the collectible products category continued to decrease. Current year second quarter net sales excluding $0.1 million in net sales for sold and discontinued product lines increased 5.0% compared with second quarter 2005 net sales excluding $1.6 million in net sales from the sold and discontinued product lines. Gross margin decreased to 47.9% from 48.5% in the prior year quarter. The 2006 second quarter gross margin reflects the impact of a less favorable product mix and higher product costs than that experienced in the second quarter of 2005. Selling, general and administrative expenses as a percentage of net sales increased to 34.1% in the second quarter of 2006 compared with 33.5% in the second quarter of 2005. Selling, general and administrative expenses for the 2006 second quarter include approximately $1.1 million in compensation expense for stock options and approximately $0.8 million in expenses related to litigation involving The First Years which preceded its acquisition by RC2. Primarily as a result of the stock option and litigation expenses, operating income decreased to $15.2 million from $16.2 million in the year ago period, and as a percentage of net sales, decreased to 13.5% of net sales from 14.9% in the prior year second quarter.

Year to Date Operating Results
Net sales for the six months ended June 30, 2006 increased by 5.3% to $216.2 million compared with $205.3 million for the six months ended June 30, 2005. The increase was attributable to the sales increases in the children’s toys and infant products categories, partially offset by a decline in the collectible products category. (Refer to the attached supplemental sales reporting schedule.) Current year to date net sales excluding $0.2 million in net sales for sold and discontinued product lines, increased 6.7% compared with net sales for the six months ended June 30, 2005 excluding $2.8 million in net sales from the sold and discontinued product lines. Gross margin for the six months ended June 30, 2006 decreased to 47.2% as compared with 49.6% for the comparable period in 2005, due to a more favorable product mix in 2005, higher product costs and increased sales promotions in 2006. Selling, general and administrative expenses as a percentage of net sales were 34.0% for the first six months of 2006 as compared with 35.1% for the same period in 2005. Selling, general and administrative expenses for the first six months of 2006 include approximately $2.1 million in compensation expense for stock options and approximately $1.0 in expenses related to litigation involving The First Years which preceded its acquisition by RC2. Operating income decreased to $27.9 million from $29.6 million in the year ago period, and as a percentage of net sales, decreased to 12.9% of net sales from 14.4% in the prior year first half, primarily as a result of the stock option and litigation expenses in the first half of 2006.

Cash and Debt
The Company generated strong cash flow and reduced its outstanding debt by approximately $9 million during the quarter and approximately $29 million during the first half of 2006. As of June 30, 2006, the Company’s outstanding debt balance was $54 million and its cash balances exceeded $14 million.

Commentary
Curt Stoelting, CEO of RC2 commented, “In the second quarter, we continued to achieve strong organic sales growth in our children’s toys and infant products categories. We expect continued growth in these categories as we introduce new products and expand distribution in the second half of 2006. We continue to experience negative trends in our collectible products category. We have been right-sizing this category, eliminating products and product lines that will not generate sustainable profits. In the second half of 2006, we expect sales trends to improve, as we release new products sold in both the chain retail and OEM dealer channels.

“As expected, our gross margins declined in the current year quarter due to a shift in product mix and increased input costs which were only partially offset by price increases. Additional 2006 price increases will take effect in the third and fourth quarters. As we look forward, we expect input cost increases, especially in our die-cast and resin based products, will continue to put downward pressure on our gross margins. We also are concerned that the economic environment in the second half of 2006 could impact future consumer spending and retailer ordering.

“Despite the current challenges, we remain confident in our long-term strategy and business model which continues to produce meaningful earnings and cash flow even in lower volume quarters and allows us to continue to introduce new products based upon consumer insights. These new products coupled with our existing sustainable branded products should continue to drive organic growth in 2006 and 2007. Our 2007 product lines are well developed and initial consumer and retail customer feedback has been very positive.”

Stoelting concluded, “In the first half of 2006, we reduced our debt to below $55 million. Our balance sheet is strong and we have the financial flexibility to continue to expand our business and create value for our shareholders.”

Financial Outlook
The 2006 outlook remains the same as the outlook detailed in the first quarter earnings release this year. Net sales for 2005 excluding sold and discontinued product lines totaled $499.7 million. From this base level of 2005 net sales, the Company expects continued sales growth in 2006. Overall sales increases are dependent on a number of factors including continued success and expansion of existing product lines, successful introductions of new products and product lines and renewal of key licenses. Other key factors include seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

Based on current sales and margin estimates, the Company currently expects that full year 2006 diluted earnings per share will range from $2.60 to $2.70. This amount includes an estimated $0.13 per diluted share impact of expensing stock options under SFAS 123 (R) which took effect January 1, 2006. The majority of the estimated increase in earnings per share is expected to occur in the fourth quarter of 2006. Pro forma compensation expense for the year ended December 31, 2005 under SFAS 123 (R) would have been approximately $2.1 million, net of tax benefit, or approximately $0.10 per diluted share, which would have resulted in diluted earnings per share of $2.37 for 2005.

Company Description
RC2 Corporation (www.rc2corp.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, hobby and infant care products that are targeted to consumers of all ages. RC2’s infant and preschool products are marketed under its Learning Curve® family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street. RC2 markets its collectible and hobby products under a portfolio of brands including Johnny Lightning®, Racing Champions®, Ertl®, Ertl Collectibles®, AMT®, Press Pass®, JoyRide® and JoyRide Studios®. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. ET on Tuesday, July 25, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Supplemental Sales Reporting
(Unaudited and in thousands)

Net sales by Category:	Quarter ended June 30, 2006	Quarter ended June 30, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005

Infant products	$42,450	$38,587	$86,240	$76,383
Children’s toys	47,368	39,597	90,473	73,578
Collectible products	22,889	30,627	39,503	55,339

Net sales	$112,707	$108,811	$216,216	$205,300

Net sales by Channel:

Chain retailers	$68,527	$65,166	$141,076	$125,311
Specialty and hobby wholesalers and retailers	34,129	31,319	58,343	58,038
OEM dealers	6,493	7,444	10,635	13,816
Corporate promotional	3,211	4,385	5,497	6,932
Direct to consumers	347	497	665	1,203

Net sales	$112,707	$108,811	$216,216	$205,300